Exhibit 99.1

HFF, Inc. reports fourth quarter and full year 2015 financial and transaction production results

PITTSBURGH, PA – February 23, 2016—HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the fourth quarter of 2015. Based on transaction volume, HFF, through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S., providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Fourth Quarter 2015 Highlights

•	Revenue grew 18.6% year-over-year to $169.0 million.

•	Net income per diluted share improved 23.9% to $0.88 per diluted share, as compared to $0.71 during the prior year’s fourth quarter.

•	Adjusted EBITDA increased 30.5% from fourth quarter of 2014 to $56.8 million.

Full Year 2015 Highlights

•	Revenue grew 17.9% over prior year to $502.0 million.

•	Net income per diluted share improved 35.4% to $2.18 per diluted share, as compared to $1.61 during the prior year.

•	Adjusted EBITDA increased 28.3% year-over-year to $141.3 million.

“Our strong operating performance throughout 2015 was due to the outstanding efforts of our associates who continue to provide best in class solutions and services to our clients,” stated Mark Gibson, chief executive officer of HFF. “Due to our performance in 2015 and our strong cash position, our board of directors declared a special cash dividend on January 22, 2016 of $1.80 per share, or $68.4 million. Since 2012, we have demonstrated our commitment to returning capital to our shareholders by distributing $260.7 million, or $6.95 per share, in the form of special cash dividends. We believe our strong balance sheet and the strategic investments we have made to grow our business will continue to add value and provide best in

HFF reports fourth quarter and full year 2015 financial results class services to our clients while positioning the Company to take advantage of potential opportunities presented by the increased volatility in the public capital markets.”

“We remain grateful for our clients who continue to show their confidence in our abilities to create and execute winning strategies for them as evidenced by our record results. The combination of our people and our collective industry expertise allows HFF to continue to benefit from the meaningful synergies which exist among the Company’s six business lines,” added Mark Gibson.

Results for the Fourth Quarter Ended December 31, 2015

The Company reported revenue of $169.0 million for the fourth quarter of 2015, which represents an increase of $26.6 million, or 18.6% compared to revenue of $142.5 million for the fourth quarter of 2014. The Company generated operating income of $47.0 million during the fourth quarter of 2015, an increase of $9.8 million, or 26.2% when compared to operating income of $37.2 million for the fourth quarter of 2014. This growth in operating income is primarily due to the 18.6% increase in revenues which was partially offset by (a) increases in the Company’s compensation-related costs and other operating expenses associated with the net growth in headcount of 89 associates during the last twelve months and (b) increases in other operating expenses.

Interest and other income, net, grew 18.4% to $9.0 million in the fourth quarter of 2015, compared to $7.6 million in the fourth quarter of 2014. This increase is primarily a result of higher securitization and other agency-related income and was partially offset by lower income from the valuation of the Company’s mortgage servicing rights.

The Company’s net income for the quarter ended December 31, 2015 was $34.1 million, an increase of approximately $7.2 million, or 26.6%, when compared to net income of $26.9 million for the quarter ended December 31, 2014. For the quarter ended December 31, 2015 net income per diluted share was $0.88 compared to $0.71 for the fourth quarter of 2014. The increase of $0.17 represents a 23.9% year-over-year improvement.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the fourth quarter of 2015 was $56.8 million, which represents an increase of $13.3 million,

HFF reports fourth quarter and full year 2015 financial results or 30.5%, when compared to $43.6 million in the fourth quarter of 2014. This increase in Adjusted EBITDA is attributable to the increases in operating income and securitization and other agency-related income. The Adjusted EBITDA margin for the fourth quarter of 2015 was 33.6%, a 300 basis point increase compared to the Adjusted EBITDA margin of 30.6% in the fourth quarter of 2014.

Results for the Full Year of 2015

The Company’s revenue increased 17.9% to $502.0 million for the year ended December 31, 2015, compared to revenues of $425.9 million for 2014. The Company generated operating income of $107.8 million during 2015, an increase of $22.9 million, or 27.1% when compared to operating income of $84.8 million for 2014. This growth in operating income is primarily due to the 17.9% increase in revenue and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 89 associates during the year and (b) increases in other operating expenses due to the growth in transactional activity and the increase in headcount. Partially offsetting these increases was a reduction in non-cash stock compensation expense and a decrease in contractual performance-based incentives for recruited transaction professionals.

Interest and other income, net, totaled $32.0 million for the year ended December 31, 2015, an increase of $14.1 million, or 78.8%, when compared to $17.9 million for the year ended December 31, 2014. This increase is primarily a result of additional income from valuation of the Company’s mortgage servicing rights as well as an increase in securitization and other agency-related income.

The Company’s net income for the year ended December 31, 2015 was $84.0 million, an increase of approximately $22.7 million, or 37.0%, when compared to net income of $61.3 million for the year ended December 31, 2014. Net income per diluted share grew 35.4% to $2.18 in 2015 compared to $1.61 in 2014.

Adjusted EBITDA for the year ended December 31, 2015 was $141.3 million, a 28.3% increase when compared to $110.1 million in the comparable period in 2014. This increase in Adjusted EBITDA is attributable to the increases in operating income as well as increases in securitization and other agency-related income. The Adjusted EBITDA margin for the year ended December 31, 2015 was 28.1%, a 220 basis point increase, compared to the Adjusted EBITDA margin of 25.9% in the comparable period in 2014.

HFF reports fourth quarter and full year 2015 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Dec. 31,		For the Year Ended Dec. 31,
	2015	2014	2015	2014
Revenue	$169,042	$142,489	$501,990	$425,918
Operating expenses:
Cost of services	91,404	79,215	280,674	242,393
Operating, administrative and other	28,078	24,126	104,349	90,868
Depreciation and amortization	2,590	1,928	9,194	7,830

Total expenses	122,072	105,269	394,217	341,091
Operating income	46,970	37,220	107,773	84,827
Interest and other income, net	9,037	7,631	32,043	17,926
Interest expense	(12)	(9)	(47)	(41)
(Increase) decrease in payable under the tax receivable agreement	—	—	2,143	800

Income before income taxes	55,995	44,842	141,912	103,512
Income tax expense	21,871	17,897	57,949	42,226

Net income	$34,124	$26,945	$83,963	$61,286

Earnings per share—basic	$0.90	$0.71	$2.21	$1.62
Earnings per share—diluted	$0.88	$0.71	$2.18	$1.61
Weighted average shares outstanding—basic	38,011,731	37,826,940	37,975,997	37,758,519
Weighted average shares outstanding—diluted	38,611,660	38,209,903	38,449,212	37,982,351
Adjusted EBITDA	$56,828	$43,551	$141,263	$110,110

HFF reports fourth quarter and full year 2015 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Fourth Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended December 31,
By Platform	2015		2014		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$11,435,479	375	$12,173,113	384	$(737,634)	-6.1%	(9)	-2.3%
Investment Sales	12,790,402	222	9,552,455	174	3,237,947	33.9%	48	27.6%
Equity Placement	1,184,182	43	964,681	31	219,501	22.8%	12	38.7%
Loan Sales	63,766	7	102,682	6	(38,916)	-37.9%	1	16.7%

Total Transaction Volume	$25,473,829	647	$22,792,931	595	$2,680,898	11.8%	52	8.7%

Average Transaction Size	$39,372		$38,307		$1,065	2.8%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,869,300		$3,081,300		$(212,000)	-6.9%
Loan Servicing Portfolio Balance	$48,661,658	2,646	$39,329,443	2,467	$9,332,215	23.7%	179	7.3%

Production volumes for the fourth quarter of 2015 totaled approximately $25.5 billion on 647 transactions representing an 11.8% increase in production volume and an 8.7% increase in the number of transactions when compared to the production volumes of approximately $22.8 billion on 595 transactions for the fourth quarter of 2014. The average transaction size for the fourth quarter of 2015 was $39.4 million, which is approximately 2.8% higher than the comparable figure of approximately $38.3 million for the fourth quarter of 2014. There was one unusually large investment sale transaction during the fourth quarter of 2015. If this transaction was excluded, production volume would have increased by 3.3% and the average transaction size for the fourth quarter of 2015 would have decreased by 4.8% from the fourth quarter 2014 average transaction size of $38.3 million.

•	Debt Placement production volume was approximately $11.4 billion in the fourth quarter of 2015, representing a decrease of 6.1% from the fourth quarter of 2014 volume of approximately $12.2 billion.

HFF reports fourth quarter and full year 2015 financial results

•	Investment Sales production volume was approximately $12.8 billion in the fourth quarter of 2015, an increase of 33.9% over the fourth quarter of 2014 volume of approximately $9.6 billion.

•	Equity Placement production volume was approximately $1.2 billion in the fourth quarter of 2015, an increase of 22.8% over the fourth quarter of 2014 volume of approximately $1.0 billion.

•	Loan Sales production volume was approximately $63.8 million for the fourth quarter of 2015, a decrease of 37.9% from the $102.7 million of volume in fourth quarter 2014.

•	At the end of the fourth quarter of 2015, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $2.9 billion compared to approximately $3.1 billion at the end of the fourth quarter of 2014, representing a 6.9% decrease.

•	The principal balance of the Company’s Loan Servicing portfolio reached $48.7 billion at the end of the fourth quarter of 2015, representing an increase of approximately $9.3 billion, or 23.7%, from $39.3 billion at the end of the fourth quarter of 2014.

Full Year Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Twelve Months Ended December 31,
By Platform	2015		2014		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$38,192,770	1,307	$32,144,826	1,126	$6,047,944	18.8%	181	16.1%
Investment Sales	34,074,416	731	29,010,015	573	5,064,401	17.5%	158	27.6%
Equity Placement	3,436,395	130	3,596,634	112	(160,239)	-4.5%	18	16.1%
Loan Sales	522,183	30	227,914	17	294,269	129.1%	13	76.5%

Total Transaction Volume	$76,225,764	2,198	$64,979,389	1,828	$11,246,375	17.3%	370	20.2%

Average Transaction Size	$34,680		$35,547		$(867)	-2.4%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,869,300		$3,081,300		$(212,000)	-6.9%
Loan Servicing Portfolio Balance	$48,661,658	2,646	$39,329,443	2,467	$9,332,215	23.7%	179	7.3%

Production volumes for the year ended December 31, 2015 totaled approximately $76.2 billion on 2,198 transactions, representing a 17.3% increase in production volume and a 20.2% increase in the number

HFF reports fourth quarter and full year 2015 financial results of transactions when compared to the production volumes of approximately $65.0 billion on 1,828 transactions for the comparable period in 2014. The average transaction size for the year ended December 31, 2015 was $34.7 million, representing a 2.4% decrease from the comparable figure of $35.5 million in the year ended December 31, 2014. There was one unusually large investment sales transaction during each of 2015 and 2014. If the production volumes were adjusted to exclude these large transactions, the Company’s 2015 production volume would have increased by 16.4%.

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to the highest levels since the Company went public in January 2007. The Company’s total employment reached 810 associates as of December 31, 2015, which represents a net increase of 89, or 12.3%, over the comparable total of 721 associates as of December 31, 2014. HFF’s total number of transaction professionals was 290 as of December 31, 2015, which represents a net increase of 13, or 4.7% over the comparable total of 277 transaction professionals as of December 31, 2014. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in 10 of the Company’s 22 offices.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss fourth quarter 2015 financial results on February 23, 2016 at 6:00 p.m. Eastern Time. To listen, participants should dial 866-383-8009 (U.S. callers) or 617-597-5342 (international callers) approximately 10 minutes prior to the start of the call and enter participant code 71425378. A replay will become available after 8:30 p.m. Eastern Time on

HFF reports fourth quarter and full year 2015 financial results

February 23, 2016 and will continue through February 29, 2016, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 65573042.

The live broadcast of the Company’s quarterly conference call will be available online on the HFF website at www.hfflp.com on February 23, 2016 beginning at 6:00 p.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 22 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated national capital markets platform including debt placement, investment sales, equity placement, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other

HFF reports fourth quarter and full year 2015 financial results periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$233,904	$232,053
Accounts receivable, receivable from affiliate and prepaids	13,305	5,474
Mortgage notes receivable	318,951	185,128
Property, plant and equipment, net	13,592	10,173
Deferred tax asset, net	129,877	146,050
Intangible assets, net	30,734	24,359
Other noncurrent assets	2,167	1,015

Total assets	$742,530	$604,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$318,618	$185,128
Accrued compensation, accounts payable and other current liabilities	77,376	90,453
Long-term debt (includes current portion)	1,014	766
Deferred rent credit and other liabilities	9,827	7,304
Payable under the tax receivable agreement	121,191	134,156

Total liabilities	528,026	417,807
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,854,312 and 37,677,981 shares outstanding, respectively	383	381
Additional paid in capital	117,216	101,148
Treasury stock	(11,378)	(9,042)
Retained earnings	108,283	93,958

Total equity	214,504	186,445

Total liabilities and stockholders’ equity	$742,530	$604,252

HFF reports fourth quarter and full year 2015 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or

HFF reports fourth quarter and full year 2015 financial results any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and twelve months ended December 31, 2015 and 2014:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended Dec. 31,		For the Twelve Months Ended Dec. 31,
	2015	2014	2015	2014
Net income	$34,124	$26,945	$83,963	$61,286
Add:
Interest expense	12	9	47	41
Income tax expense	21,871	17,897	57,949	42,226
Depreciation and amortization	2,590	1,928	9,194	7,830
Stock-based compensation	2,185	1,578	8,579	9,821
Valuation of mortgage servicing rights	(3,954)	(4,806)	(16,326)	(10,294)
Increase (decrease) in payable under the tax receivable agreement	—	—	(2,143)	(800)

Adjusted EBITDA	$56,828	$43,551	$141,263	$110,110

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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